Underlying supplement no. 28-I To the prospectus dated April 17, 2026 and the prospectus supplement dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated April 17, 2026 Rule 424(b)(2)

JPMorgan Chase & Co.

Notes Linked to the MerQube U.S. Large Cap Volatility Plus Index

JPMorgan Chase Financial Company LLC

Notes, Fully and Unconditionally Guaranteed by JPMorgan Chase & Co., Linked to the MerQube U.S. Large Cap Volatility Plus Index

Each of JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC may, from time to time, offer and sell notes linked in whole or in part to the MerQube U.S. Large Cap Volatility Plus Index (the “Index”).

The issuer of the notes, as specified in the relevant terms supplement, is referred to in this underlying supplement as the “Issuer.” The Issuer will be either JPMorgan Chase & Co. or JPMorgan Chase Financial Company LLC. For notes issued by JPMorgan Chase Financial Company LLC, JPMorgan Chase & Co., in its capacity as guarantor of those notes, is referred to in this underlying supplement as the “Guarantor.”

The Index is subject to a 2.0% per annum daily deduction and a notional financing cost deducted daily. These daily deductions will offset any appreciation of the component of the Index, will heighten any depreciation of the component of the Index and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions.

This underlying supplement describes the Index, the relationship between JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and the sponsor of the Index and terms that will apply generally to notes linked in whole or in part to the Index and provides other relevant information. This underlying supplement supplements the terms described in the accompanying product supplement, the prospectus supplement and the prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. These term sheets and pricing supplements are referred to generally in this underlying supplement as terms supplements. The accompanying product supplement, the relevant terms supplement or another accompanying underlying supplement will describe any other index or reference asset to which the notes are linked. If the terms described in the relevant terms supplement are inconsistent with those described in this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement or the prospectus, the terms described in the relevant terms supplement will control. In addition, if this underlying supplement and the accompanying product supplement or another accompanying underlying supplement contain information relating to the Index, the information contained in the document with the most recent date will control.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement, “Risk Factors” in the accompanying product supplement and “Risk Factors” beginning on page US-3 of this underlying supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of the relevant terms supplement, this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

April 17, 2026

The Issuer and the Guarantor (if applicable) have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement or the prospectus with respect to the notes offered by the relevant terms supplement and with respect to the Issuer and the Guarantor (if applicable). The Issuer and the Guarantor (if applicable) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The relevant terms supplement, together with this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement and the prospectus, will contain the terms of the notes and will supersede all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of the Issuer. The information in each of the relevant terms supplement, this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

The notes are not appropriate for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this underlying supplement, any other accompanying underlying supplement, the accompanying product supplement, the prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which that offer or solicitation is unlawful.

In this underlying supplement, “we,” “us” and “our” refer to the Issuer, unless the context requires otherwise, and “JPMorgan Financial” refers to JPMorgan Chase Financial Company LLC. To the extent applicable, the index described in this underlying supplement is deemed to be one of the “Indices” referred to in the accompanying product supplement.

Summary

All information contained in this underlying supplement regarding the MerQube U.S. Large Cap Volatility Plus Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its component, has been derived from publicly available information and other information provided by MerQube (the “Index Sponsor” and “Index Calculation Agent”), without independent verification. This information reflects the policies of, and is subject to change by, the Index Sponsor. The Index was developed by the Index Sponsor, in coordination with J.P. Morgan Securities LLC (“JPMS”). The Index is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, and an employee of JPMS, another of our affiliates, is a member of the board of directors of the Index Sponsor.

The Index was established on May 28, 2025. The Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “MQUSLVP.”

The Index attempts to provide variable rules-based leveraged exposure to the daily return of the MerQube SPY Total Return Index II (the “Constituent”), while targeting a level of realized volatility that is 15% higher than that of the Constituent, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The Index is subject to a 2.0% per annum daily deduction (the “Index Deduction”) and a notional financing cost deducted daily as described below.

The Constituent tracks the total return earned on the State Street® SPDR® S&P® ETF Trust (the “SPY Fund”) (i.e., gross cash dividends and other cash distributions are notionally reinvested). The SPY Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index. For more information about the Constituent, the SPY Fund and its underlying index, see “Background on MerQube SPY Total Return Index II,” “Background on the State Street® SPDR® S&P® ETF Trust” and “Background on the S&P 500® Index” below.

On each Index Business Day (as defined below), the leverage factor is set equal to (a) 15% plus the realized volatility of the Constituent (the “target volatility”) as of that day divided by (b) the realized volatility of the Constituent as of that day, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The leverage factor determined on each Index Business Day is implemented in the Index at the close on the Index Business Day following the current Index Business Day. Accordingly, as shown in the following table, as the realized volatility of the Constituent increases, the exposure provided by the Index to the Constituent generally decreases, and, as the volatility of the Constituent decreases, the exposure provided by the Index to the Constituent generally increases. No assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility.

Realized Volatility of the Constituent	Target Volatility	Leverage Factor
7.50%	22.50%	300%
10.00%	25.00%	250%
15.00%	30.00%	200%
20.00%	35.00%	175%
25.00%	40.00%	160%
30.00%	45.00%	150%
40.00%	55.00%	138%
50.00%	65.00%	130%
75.00%	90.00%	120%
100.00%	115.00%	115%

The Index is an “excess return” index and not a “total return” index. The Index is an excess return index because, as part of the calculation of the level of the Index, the performance of the Constituent is reduced by the notional financing cost. The notional financing cost is intended to approximate the cost of maintaining a position in the SPY Fund using borrowed funds at a rate of interest equal to SOFR. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. See “Background on SOFR” in this underlying supplement for additional information about SOFR.

The notional financing cost is applied to the Index’s notional exposure to the Constituent, so it increases as the leverage factor increases and decreases as the leverage factor decreases. For example, if the leverage factor of the Index is 150%, notional financing costs will be deducted from the entire 150% exposure to the Constituent.

The Index Deduction and the notional financing cost will offset any appreciation of the Constituent, will heighten any depreciation of the Constituent and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions.

For additional information about the Index, see “The MerQube U.S. Large Cap Volatility Plus Index” below.

The Index is subject to risks associated with the use of significant leverage. When leverage is employed, any movement in the level of the Constituent will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Constituent, which, in turn, would negatively affect the performance of the Index. The use of leverage will cause the volatility of the Index to be greater, perhaps significantly greater, than the volatility of the Constituent. The exposure of the Index to the Constituent may be relatively high during periods of negative performance of the Constituent and/or relatively low during periods of positive performance of the Constituent, which would adversely affect the performance of the Index, perhaps significantly. The notional financing cost deducted daily will be magnified by the leverage provided by the Index.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Constituent.

Risk Factors

Your investment in the notes will involve certain risks. Investing in the notes is not equivalent to investing directly in the Index, the Constituent or the exchange-traded fund referenced by the Constituent, any of the equity securities composing the exchange-traded fund referenced by the Constituent or any exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the foregoing. You should consider carefully the following discussion of risks, as well as the discussion of risks included in the relevant terms supplement, the accompanying product supplement and any other accompanying underlying supplement, before you decide that an investment in the notes is appropriate for you.

Capitalized terms used in this section without definition are as defined in “Summary” above.

Risks Relating to the Index

J.P. Morgan Securities LLC, an affiliate of the Issuer and the Guarantor (if applicable), coordinated with the Index Sponsor in the development of the Index, and our affiliate owns an equity interest in the Index Sponsor.

J.P. Morgan Securities LLC, which is referred to in this underlying supplement as JPMS, an affiliate of the Issuer and the Guarantor (if applicable), coordinated with the Index Sponsor in its development of the guidelines and policies governing the composition and calculation of the Index. Although the Index Sponsor, in developing the Index, coordinated with JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS.

An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, and an employee of JPMS, another of our affiliates, is a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor.

In addition, the policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS was under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index. Furthermore, the inclusion of the Constituent in the Index is not an investment recommendation by the Issuer, the Guarantor (if applicable) or JPMS.

The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

The Index Sponsor is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute the component of the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of the component included in the Index may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

The level of the Index will reflect the Index Deduction and a notional financing cost deducted daily.

One way in which the Index may differ from a typical index is that its level will include the Index Deduction (i.e., a 2.0% per annum daily deduction) and a notional financing cost deducted daily, multiplied by the leverage provided by the Index, that is intended to approximate the cost of using borrowed funds. As a result of the Index Deduction and the deduction of the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

The notional financing cost is currently calculated by reference to SOFR.  SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. SOFR will be affected by many factors, including, among others described under “Risks Relating to the Notional Financing Cost — SOFR will be affected by a number of factors and may be volatile” below, the monetary policy of the Federal Reserve. SOFR has fluctuated significantly over time. For example, on December 31, 2021, the SOFR rate was 0.05% and, on December 29, 2023, the SOFR rate was 5.38%. The Federal Reserve raised its federal funds target rate over periods in the past and may do so again in the future. Any increase in SOFR rates, whether due to the Federal Reserve decisions to raise interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the notional financing cost on performance of the Index.

The Index Deduction and the notional financing cost will place a significant drag on the performance of the Index, assuming that the notional financing cost remains positive, potentially offsetting positive returns of its investment strategy, exacerbating negative returns of its investment strategy and causing the level of the Index to decline steadily if the return of its investment strategy is relatively flat. The Index will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the Index Deduction and the notional financing cost, and then only to the extent that the return of its investment strategy is greater than the deducted amounts. As a result of these deductions, the level of the Index may decline even if the return of its investment strategy is positive.

The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Constituent.

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Constituent.

The Index is subject to risks associated with the use of significant leverage.

On each Index Business Day, the Index will employ leverage to increase the exposure of the Index to the Constituent in order to approximate the target volatility, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. Therefore, any movement in the level of the Constituent will result in greater changes in the level of the Index than if leverage were not used. Accordingly, the Index is expected to be more volatile than the Constituent and, in certain situations, significantly more volatile. In particular, the use of leverage for the Index will magnify any negative performance of the Constituent, which, in turn, would negatively affect the performance of the Index. The exposure of the Index to the Constituent may be relatively high during periods of negative performance of the Constituent and/or relatively low during periods of positive performance of the Constituent, which would adversely affect the performance of the Index, perhaps significantly. Because the Index likely will not reflect the most current volatility of the Constituent due to the one-day lag between the calculation of leverage factor and its implementation in the Index, in situations where a significant increase in volatility of the Constituent is accompanied by a significant decline in the level of the Constituent, the level of the Index may decline significantly before the next Index Business Day when the Index’s leveraged exposure to the Constituent would be reduced. In addition, the notional financing cost deducted daily will be magnified by the leverage provided by the Index.

The Index is subject to risks associated with its methodology for setting its leveraged exposure to the Constituent.

On each Index Business Day, the leverage factor of the Index is set equal to (a) 15% plus the realized volatility of the Constituent (i.e., the target volatility) as of that day divided by (b) the realized volatility of the Constituent as of that day, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The leverage factor determined on each Index Business Day is implemented in the Index at the close on the Index Business Day following the current Index Business Day. Accordingly, as the realized volatility of the Constituent increases, the exposure provided by the Index to the Constituent generally decreases, and, as the realized volatility of the Constituent decreases, the exposure provided by the Index to the Constituent generally increases.

However, no assurance can be given that the Index’s methodology for setting its leveraged exposure to the Constituent will be successful or outperform any alternative strategy that might be employed with respect to setting its leveraged exposure to the Constituent. There is also no guarantee that the methodology used by the Index to determine the realized volatility of the Constituent will reflect the actual realized volatility that the Constituent will experience.

In addition, the volatility of the Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by the Index to fully reflect those changes and for the leverage factor of the Index to be adjusted accordingly. Due to the one-day lag between the leverage factor’s calculation and its implementation in the Index, the level of the Index likely will not reflect the most current realized volatility of the Constituent. Furthermore, because the Index references the arithmetic average of the annualized realized volatility of the Constituent over three lookback periods, sudden and significant changes in the volatility of the Constituent will not immediately be fully reflected in the Index’s leveraged exposure to the Constituent.

The Index may not approximate its target volatility.

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its target volatility. The Index targets a level of realized volatility that is 15% higher than that of the Constituent through daily adjustment of its leveraged exposure to the daily return of the Constituent with one-day lag, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The leveraged exposure of the Index to the Constituent is adjusted daily by reference to the historical trends of the realized volatility of the Constituent. However, there is also no guarantee that trends exhibited by the historical realized volatility will continue in the future. Additionally, since the leveraged exposure of the Index to the Constituent is subject to the maximum leverage factor of 300%, which may limit the ability of the Index to fully participate in the appreciation of the Constituent during times of low volatility when achieving the target volatility would require a leverage factor in excess of 300%. Accordingly, the actual realized volatility of the Index may be greater or less than its target volatility, which may adversely affect the level of the Index and the value of the notes.

The Index will be adversely affected by a “volatility drag” effect.

The Index is expected to be subject to a “volatility drag” effect due to the daily reset of its leveraged exposure to the Constituent. The drag effect is likely to occur when the level of the Constituent moves in one direction prior to a leverage factor reset and the other direction following that reset. Resetting the leveraged exposure of the Index after an increase but in advance of a decline in the level of Constituent would cause the Index to have increased leveraged exposure to that decline, and resetting the exposure following a decline but in advance of an increase in the level of the Constituent would cause the Index to have decreased leveraged exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index will be relative to the performance of the Constituent. Since the leveraged exposure of the Index will be reset daily, the Index may be subject to a greater drag effect compared with an identical index that resets its leveraged exposure less frequently.

The Index has a limited operating history and may perform in unanticipated ways.

The Index was established recently and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Index Sponsor when determining the level of the Index. Past performance should not be considered indicative of future performance.

Hypothetical back-tested data relating to the Index do not represent actual historical data and are subject to inherent limitations.

Hypothetical back-tested performance measures of the Index are purely theoretical and do not represent the actual historical performance of the Index and have not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

The actual performance of the Index over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index or its hypothetical, back-tested historical performance. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Risks Relating to the Constituent

The Constituent references an exchange-traded fund and there are risks associated with exchange-traded funds, such as the SPY Fund.

Although the shares of the SPY Fund have been listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPY Fund or that there will be liquidity in the trading market.

In addition, the SPY Fund is subject to management risk, which is the risk that the investment strategy of the applicable investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could affect the market prices of the shares of the SPY Fund and, consequently, could adversely affect the level of the Constituent and the value of the notes.

The policies of the investment adviser for the SPY Fund and the sponsor of its underlying index could affect the value of, and any amount payable on, the notes.

The policies of the investment adviser for the SPY Fund concerning the calculation of the SPY Fund’s net asset value; additions, deletions or substitutions of securities underlying the SPY Fund; substitutions of its underlying index; and the manner in which changes affecting its underlying index are reflected in the SPY Fund could affect the market price of the shares of the SPY Fund and, therefore, affect the level of the Constituent, any payment on the notes and the value of the notes. The level of the Constituent and any amount payable on the notes and their value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the SPY Fund’s net asset value or by changing the advisory management fee or making other changes that increase the expenses of the SPY Fund, or if the investment adviser discontinues or suspends calculation or publication of the SPY Fund’s net asset value, in which case it may become difficult to determine the price of the SPY Fund.

In addition, the sponsor of the underlying index is responsible for the design and maintenance of that underlying index. The policies of the sponsor concerning the calculation of an underlying index, including decisions regarding the addition, deletion or substitution of the securities included in that underlying index could affect the value of that underlying index and, consequently, the market prices of the shares of the SPY Fund and, therefore, the level of the Constituent, any payment on the notes and the value of the notes.

The performance and market value of the SPY Fund, particularly during periods of market volatility, may not correlate with the performance of its underlying index as well as the net asset value per share.

The SPY Fund uses a representative sampling strategy to attempt to track the performance of its underlying index. Pursuant to a representative sampling strategy, the SPY Fund invests in a representative sample of securities that collectively has an investment profile similar to its underlying index; however, the SPY Fund may not hold all or substantially all of the securities included in its underlying index. The SPY Fund may invest a significant portion of its portfolio in cash or money market instruments. While the SPY Fund will principally hold the securities included in its underlying index, its investment adviser generally may invest a portion of the SPY Fund’s assets in securities not included in its underlying index and in other assets, including potentially shares of money market funds affiliated with or advised by its investment adviser. Consequently, the performance of the SPY Fund is generally linked in part to assets other than the securities included in its underlying index.

In addition, the performance of the SPY Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. Furthermore, corporate actions with respect to the equity securities underlying the SPY Fund (such as mergers and spin-offs) may impact the variance between the performance of the SPY Fund and its underlying index. Finally, because the shares of the SPY Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SPY Fund may differ from the net asset value per share of the SPY Fund. All of these factors may lead to a lack of correlation between the performance of the SPY Fund and its underlying index.

During periods of market volatility, the securities held by the SPY Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SPY Fund and the liquidity of the SPY Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SPY Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SPY Fund. As a result, under these circumstances, the market value of shares of the SPY Fund may vary substantially from the net asset value per share of the SPY Fund.

For all of the foregoing reasons, the performance of the SPY Fund may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the level of the Constituent and the value of the notes in the secondary market and/or reduce any payment on the notes.

There can be no assurance that publicly available information provided about the SPY Fund is accurate or complete.

All disclosures contained in this underlying supplement and the relevant terms supplement regarding the SPY Fund have been derived from publicly available documents and other publicly available information, without independent verification. We have not participated, and will not participate, in the preparation of those documents, and we have not made, and will not make, any due diligence inquiry with respect to the SPY Fund in connection with the offering of the notes. We do not make any representation that those publicly available documents or any other publicly available information regarding the SPY Fund is accurate or complete, and we are not responsible for public disclosure of information by the SPY Fund, whether contained in filings with the SEC or otherwise. We also cannot give any assurance that all events occurring prior to the date of this underlying supplement or the relevant terms supplement

(including events that would affect the accuracy or completeness of the publicly available documents of the SPY Fund) that would affect the price of the SPY Fund will have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of, or failure to disclose, material future events concerning the SPY Fund could affect the level of the Constituent, the market value of the notes or any payment on the notes. Any prospective purchaser of the notes should undertake an independent investigation of the SPY Fund as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

JPMorgan Chase & Co., our parent company, is currently one of the companies that make up the SPY Fund and its underlying index.

JPMorgan Chase & Co., and the other issuers of the securities composing the SPY Fund and its underlying index, will have no obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Risks Relating to the Notional Financing Cost

SOFR will be affected by a number of factors and may be volatile.

The notional financing cost will depend on SOFR. The SOFR will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	general U.S. and global economic conditions;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of the Index and on the value of the notes in the secondary market. Additionally, these factors may result in volatility in SOFR, and the volatility in SOFR, as applicable, may affect the notional financing cost, which may adversely affect your return on the notes.

The notional financing cost is calculated by reference to daily SOFR rates, not compounded SOFR rates.

The notional financing cost is calculated by reference to daily SOFR rates, not to SOFR compounded over any period.  The notional financing cost may in some circumstances be higher than if compounded SOFR were used to calculate the notional financing cost.

The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so.

The Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR.  If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of the Index and the value of the notes.  The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

The relevant terms supplement or a separate underlying supplement will provide additional risk factors relating to any other index or reference assets to which the notes are linked.

The MerQube U.S. Large Cap Volatility Plus Index

All information contained in this underlying supplement regarding the MerQube U.S. Large Cap Volatility Plus Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its component, has been derived from publicly available information and other information provided by MerQube (the “Index Sponsor” and “Index Calculation Agent”), without independent verification. This information reflects the policies of, and is subject to change by, the Index Sponsor. The Index was developed by the Index Sponsor, in coordination with J.P. Morgan Securities LLC. The Index is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, and an employee of JPMS, another of our affiliates, is a member of the board of directors of the Index Sponsor.

The Index was established on May 28, 2025. The Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “MQUSLVP.”

The Index attempts to provide variable rules-based leveraged exposure to the daily return of MerQube SPY Total Return Index II (the “Constituent”), while targeting a level of realized volatility that is 15% higher than that of the Constituent, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The Index is subject to a 2.0% per annum daily deduction (the “Index Deduction”) and a notional financing cost deducted daily as described below.

The Constituent tracks the total return earned on the State Street® SPDR® S&P® ETF Trust (the “SPY Fund”) (i.e., gross cash dividends and other cash distributions are notionally reinvested). The SPY Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index. For more information about the Constituent, the SPY Fund and its underlying index, see “Background on MerQube SPY Total Return Index II,” “Background on the State Street® SPDR® S&P® ETF Trust” and “Background on the S&P 500® Index” below.

The Index is subject to risks associated with the use of significant leverage. When leverage is employed, any movement in the level of the Constituent will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Constituent, which, in turn, would negatively affect the performance of the Index. The use of leverage will cause the volatility of the Index to be greater, perhaps significantly greater, than the volatility of the Constituent. The exposure of the Index to the Constituent may be relatively high during periods of negative performance of the Constituent and/or relatively low during periods of positive performance of the Constituent, which would adversely affect the performance of the Index, perhaps significantly. The notional financing cost deducted daily will be magnified by the leverage provided by the Index.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Constituent.

Volatility Targeting and Daily Leverage Reset of the Index

On each Index Business Day (as defined below), the leverage factor is set equal to (a) 15% plus the realized volatility of the Constituent (the “target volatility”) as of that day divided by (b) the realized volatility of the Constituent as of that day, subject to a maximum leverage factor of 300% and an implicit minimum leverage factor of 100%. The leverage factor determined on each Index Business Day is implemented in the Index at the close on the Index Business Day following the current Index Business Day. Accordingly, as shown in the following table, as the realized volatility of the Constituent increases, the exposure provided by the Index to the Constituent generally decreases, and, as the volatility of the Constituent decreases, the exposure provided by the Index to the Constituent generally increases.

Realized Volatility of the Constituent	Target Volatility	Leverage Factor
7.50%	22.50%	300%
10.00%	25.00%	250%
15.00%	30.00%	200%
20.00%	35.00%	175%
25.00%	40.00%	160%
30.00%	45.00%	150%
40.00%	55.00%	138%
50.00%	65.00%	130%
75.00%	90.00%	120%
100.00%	115.00%	115%

Volatility is a measure of the degree of variation in the value of an asset over a period of time. The realized volatility is a measurement of risk based on the variation of daily historical returns of the Constituent, greater variations in daily returns will result in higher realized volatility, while smaller variations will result in lower realized volatility.

For purposes of the volatility targeting and leverage reset of the Index, the annualized realized volatility of the Constituent as of the Index Business Day is equal to the arithmetic average of its annualized volatility over the three lookback periods (21 days, 42 days and 63 days) as of that day. For each lookback period, the annualized realized volatility of the Constituent is calculated based on the variance of the Constituent during that lookback period. The variance of the Constituent during any lookback period is calculated based on the natural logarithm of the daily return of the Constituent on each relevant Index Business Day during that lookback period.

As described below, the manner in which the level of the Index is calculated results in a one-day lag between the leverage factor’s calculation and its implementation in the Index. Due to this lag and because the volatility can fluctuate during this period, the Index likely will not reflect the most current volatility of the Constituent. Furthermore, because the Index references the arithmetic average of the annualized realized volatility of the Constituent over three lookback periods, sudden and significant changes in the volatility of the Constituent will not immediately be fully reflected in the Index’s leveraged exposure to the Constituent. Additionally, since the leveraged exposure of the Index to the Constituent is subject to the maximum leverage factor of 300%, the ability of the Index to fully participate in the appreciation of the Constituent may be limited during times of low volatility when achieving the target volatility would require a leverage factor in excess of 300%. Therefore, no assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility.

Notional Financing Cost

The Index is an “excess return” index and not a “total return” index. The Index is an excess return index because, as part of the calculation of the level of the Index, the performance of the Constituent is reduced by the notional financing cost. The notional financing cost is intended to approximate the cost of maintaining a position in the SPY Fund using borrowed funds at a rate of interest equal to SOFR. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. See “Background on SOFR” in this underlying supplement for additional information about SOFR.

The notional financing cost is applied to the Index’s notional exposure to the Constituent, so it increases as the leverage factor increases and decreases as the leverage factor decreases. For example, if the leverage factor of the Index is 150%, notional financing costs will be deducted from the entire 150% exposure to the Constituent.

The Index Deduction and the notional financing cost will offset any appreciation of the Constituent, will heighten any depreciation of the Constituent and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions.

Calculation of the Index Level

The level of the Index is calculated in U.S. dollars at the end of each day on which the New York Stock Exchange is scheduled to open for its regular trading session (an “Index Business Day”). The level of the Index is rounded to two decimals.

On each Index Business Day, the level of the Index is calculated by adjusting the closing level of the Index on the immediately preceding Index Business Day to reflect (a) the daily return of the Index on the current Index Business Day, and (b) the Index Deduction that has accrued since the immediately preceding Index Business Day, calculated assuming a year with 360 days.

On each Index Business Day, the daily return the Index is equal to the excess return of the Constituent multiplied by the leverage factor determined on the second preceding Index Business Day as described above. On each Index Business Day, the excess return of the Constituent is equal to (a) the percentage change from the closing level of the Constituent on the immediately preceding Index Business Day to the closing level of the Constituent on the current Index Business Day, minus (b) the notional financing cost that has accrued since the immediately preceding Index Business Day, calculated assuming a year with 360 days. On each Index Business Day, the rate used to calculate the notional financing cost is equal to SOFR as of the immediately preceding Index Business Day (or, if no such rate is available, the most recently published SOFR value).

Index Committee

The Index is overseen by an index committee. The index committee will review the Index’s methodology at least once in every twelve-month period, make changes to the methodology as necessary and administer any consultations for any potential material methodology changes. If any scenario not explicitly covered in the methodology occurs, the index committee will use its discretion to determine the action to be taken. The Index Sponsor has advised that any such determination will be announced to clients in advance.

Disclaimer

JPMorgan Chase & Co. or its affiliate has entered into a license agreement with the Index Sponsor that provides for an exclusive license to it and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which are owned and published by the Index Sponsor, in connection with the notes.

Neither MerQube, Inc. nor any of its affiliates (collectively, “MerQube”) is the issuer of the notes, and MerQube has no duties, responsibilities or obligations to investors in the notes. The Index is a product of MerQube and has been licensed for use by JPMorgan Chase & Co. and certain of its affiliated or subsidiary companies. The Index is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each such source, a “Data Provider”). MerQube® is a registered trademark of MerQube, Inc. This trademark has been licensed for certain purposes by JPMorgan Chase & Co. and certain of its affiliated or subsidiary companies in the capacity as the issuer of the notes. The notes are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider or any other third party, and none of such parties make any representation regarding the advisability of investing in securities generally or in the notes particularly, nor do they have any liability for any errors, omissions or interruptions of the Input Data, the Index or any associated data. Neither MerQube nor the Data Providers make any representation or warranty, express or implied, to the owners of the notes or to any member of the public, of any kind, including regarding the ability of the Index to track market performance or any asset class. The Index is determined, composed and calculated by MerQube without regard to JPMorgan Chase & Co., its affiliated or subsidiary companies or the notes. MerQube and Data Providers have no obligation to take the needs of JPMorgan Chase & Co. or its affiliated or subsidiary companies or the owners of the notes into consideration in determining, composing or calculating the Index. Neither MerQube nor any Data Provider is responsible for and have not participated in the determination of the prices or amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. MerQube and Data Providers have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. MerQube is not an investment advisor. Inclusion of a security within the Index is not a recommendation by MerQube to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER MERQUBE NOR ANY OTHER DATA PROVIDER GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO (INCLUDING DATA INPUTS) OR ANY COMMUNICATION WITH RESPECT THERETO. NEITHER MERQUBE NOR ANY OTHER DATA PROVIDERS SHALL BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. MERQUBE AND ITS DATA PROVIDERS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND THEY EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO. OR ITS AFFILIATED OR SUBSIDIARY COMPANIES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL MERQUBE OR DATA PROVIDERS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE FOREGOING REFERENCES TO “MERQUBE” AND/OR “DATA PROVIDER” SHALL BE CONSTRUED TO INCLUDE ANY AND ALL SERVICE PROVIDERS, CONTRACTORS, EMPLOYEES, AGENTS AND AUTHORIZED REPRESENTATIVES OF THE REFERENCED PARTY.

Background on the MerQube SPY Total Return Index II

All information contained in this underlying supplement regarding the MerQube SPY Total Return Index II, including, without limitation, its make-up, method of calculation and changes in its component, has been derived from publicly available information and other information provided by MerQube (the “Index Sponsor” and “Index Calculation Agent”), without independent verification. This information reflects the policies of, and is subject to change by, the Index Sponsor. The MerQube SPY Total Return Index II was developed by the Index Sponsor, in coordination with J.P. Morgan Securities LLC. The MerQube SPY Total Return Index II is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the MerQube SPY Total Return Index II.

An affiliate of ours currently has an approximately 10% equity interest in the Index Sponsor, and an employee of JPMS, another of our affiliates, is a member of the board of directors of the Index Sponsor.

The MerQube SPY Total Return Index II was established on May 28, 2025. The MerQube SPY Total Return Index II is calculated and published by the Index Sponsor under the ticker “MQROSPYTU2.”

The MerQube SPY Total Return Index II tracks the total return earned on the State Street® SPDR® S&P® ETF Trust (the “SPY Fund”) (i.e., gross cash dividends and other cash distributions are notionally reinvested). Changes in the level of the MerQube SPY Total Return Index II reflect both movements in the price of the SPY Fund and the reinvestment of gross cash dividends and other cash distributions.  On each Index Business Day, subject to the impact of market disruptions, the closing level of the MerQube SPY Total Return Index II is calculated by reference to the official closing price of the SPY Fund on that day as adjusted by gross ordinary and special cash dividends and other cash distributions of the SPY Fund notionally reinvested back into the index level at the close of the ex-date. For more information about the SPY Fund and its underlying index, see “Background on the State Street® SPDR® S&P® ETF Trust” and “Background on the S&P 500® Index” below.

Index Committee

The MerQube SPY Total Return Index II is overseen by an index committee. The index committee will review the methodology of the MerQube SPY Total Return Index II at least once in every twelve-month period, make changes to the methodology as necessary and administer any consultations for any potential material methodology changes. If any scenario not explicitly covered in the methodology occurs, the index committee will use its discretion to determine the action to be taken. The Index Sponsor has advised that any such determination will be announced to clients in advance.

Background on the State Street® SPDR® S&P 500® ETF Trust

All information contained in this underlying supplement regarding the State Street® SPDR® S&P 500® ETF Trust (the “SPY Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, State Street Global Advisors Trust Company (“SSGA TC”), as trustee of the SPY Fund, and PDR Services LLC (“PDRS”), as sponsor of the SPY Fund. The SPY Fund is a unit investment trust that issues securities called “Units.” The SPY Fund trades on the NYSE Arca, Inc. under the ticker symbol “SPY.”

The SPY Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index. For more information about the S&P 500® Index, please see “Background on the S&P 500® Index” in this underlying supplement.

The SPY Fund seeks to achieve its investment objective by holding a portfolio of common stocks that are included in the S&P 500® Index, with the weight of each stock in the portfolio substantially corresponding to the weight of that stock in the S&P 500® Index. At any time, the portfolio of the SPY Fund will consist of as many of the component stocks of the S&P 500® Index as is practicable. To maintain the correspondence between the composition and weightings of the stocks held by the SPY Fund and the component stocks of the S&P 500® Index, SSGA TC or its parent company, State Street Bank and Trust Company (“SSBT”), adjusts the portfolio of the SPY Fund from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500® Index. SSGA TC or SSBT aggregates certain of these adjustments and makes changes to the portfolio of the SPY Fund at least monthly, or more frequently in the case of significant changes to the S&P 500® Index.

While the SPY Fund is intended to track the performance of the S&P 500® Index as closely as possible (i.e., to achieve a high degree of correlation with the S&P 500® Index), the return of the SPY Fund may not match or achieve a high degree of correlation with the return of the S&P 500® Index due to expenses and transaction costs incurred in adjusting the SPY Fund’s portfolio. In addition, it is possible that the SPY Fund may not always fully replicate the performance of the S&P 500® Index due to the unavailability of certain component stocks of the S&P 500® Index in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted).

The SPY Fund is a registered investment company. Information provided to or filed with the SEC by the SPY Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

Background on the S&P 500® Index

All information contained in this underlying supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500® Index, together with the S&P MidCap 400® Index and the S&P SmallCap 600® Index (each, an “S&P U.S. Index,” and collectively the “S&P U.S. Indices”), is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index.

The S&P U.S. Indices are part of a family of indices that are each designed to measure different market segments of the U.S. equity markets.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the large market capitalization segment of the U.S. equity markets. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the S&P U.S. Indices

Additions to the S&P U.S. Indices are evaluated based on the following eligibility criteria:

•	Domicile. The company must be a U.S.-domiciled company. S&P Dow Jones generally determines a company’s country of domicile based on the location of its incorporation and/or registration, operational headquarters and stock exchange listings (common listings only; excludes depositary receipts, OTC and other similar securities). If all three principal factors point toward one country, then that country is generally considered the country of domicile. When the country of incorporation and/or registration is a domicile of convenience, only the location of the operational headquarters and stock exchange listings are considered. If any of these factors do not align, a company will generally be assigned to its country of incorporation, unless a broader analysis considering the following factors establishes a significant link to another country: geographic breakdown of assets and revenues by country, where applicable, ownership information (such as composition of, and/or geographic distribution of, its shareholder base), additional stock exchange listings, the functional and reporting currency, location of officers, directors and employees, location of annual company meetings, company history, investor perception and other factors deemed to be relevant by S&P Dow Jones’s U.S. index committee.
•	Security Filing Type. The company issuing the security must satisfy the U.S. Securities Exchange Act of 1934’s periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.
•	Exchange Listing. A listing on one of the following U.S. exchanges is required: New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the over-the counter markets including the Pink Open Market.
•	Organizational Structure and Share Type. Eligible organizational structures and share types are corporations, including equity and mortgage real estate investment trusts (“REITs”), and common stock (i.e., shares). Ineligible organizational structures and share types include, but are not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purpose acquisition companies (“SPACs”), tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts.

•	Multiple Share Classes. S&P Dow Jones includes all publicly listed multiple share class lines separately in float-adjusted market capitalization (“FMC”) weighted indices, subject to the eligibility requirements for each index. Index membership eligibility for a company with multiple share class lines is based on total market capitalization at the company level. Each publicly listed share class is evaluated separately to determine index inclusion, with the weight of each line reflecting only that line’s FMC, not the combined FMC of all company share class lines. Unlisted share class lines are not combined with any listed share class lines, but unlisted share class lines are included when calculating company total market capitalization (“TMC”). Multiple share class lines not currently in an S&P U.S. Index must satisfy the liquidity and FMC eligibility requirements (but not the market capitalization criteria, which is only considered at the company level). Any excluded listed secondary lines are reviewed annually in September for potential index inclusion. Multiple share class line deletions from an S&P U.S. Index are at the discretion of S&P Dow Jones’s U.S. index committee, and, as a result, a multiple share class line may continue to be included in an index even if the share class line subsequently fails to meet the addition criteria.
•	Market Capitalization. The total company-level market capitalization should be within a specified range for the relevant S&P U.S. Index. These ranges are reviewed at the beginning of each calendar quarter and updated as needed to ensure they reflect current market conditions. A company meeting the total company-level market capitalization criteria is also required to have a security-level FMC that is at least 50% of the relevant S&P U.S. Index’s total company-level minimum market capitalization threshold.
•	IWF. For each stock, an investable weight factor (“IWF”) is calculated, which is equal to the percentage of such stock’s shares that are freely available for trading in the public market out of total shares outstanding. A stock must have a minimum IWF of 0.1 as of the rebalancing effective date to be eligible for inclusion in an S&P U.S. Index.
•	Liquidity. A float-adjusted liquidity ratio (“FALR”), defined as the annual dollar value traded divided by the FMC, is used to measure liquidity. Using composite pricing and all publicly reported U.S. consolidated volume, annual dollar value traded is defined as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date. This is reduced to the available trading period for initial public offerings (“IPOs”), spin-offs or public companies considered to be U.S.-domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange. In these cases, the dollar value traded available as of the evaluation date is annualized. The price, shares outstanding and IWF as of the evaluation date are used to calculate the FMC. The evaluation date is the open of trading two business days prior to the announcement date. The stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date. The FALR must be greater than or equal to 0.75 at the time of addition to an S&P U.S. Index. Current index constituents have no minimum requirement.
•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity REITs, financial viability is based on GAAP earnings and/or funds from operations, if reported.
•	Treatment of IPOs. IPOs should be traded on an eligible exchange for at least 12 months before being considered for addition to an S&P U.S. Index. For former SPACs, S&P Dow Jones considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in an S&P U.S. Index. Spin-offs or in-specie distributions from existing constituents are not required to have 12 months of trading prior to their inclusion in an S&P U.S. Index. Companies that migrate from an ineligible exchange, emerge from bankruptcy, are newly designated to be domiciled in the U.S. for index purposes by S&P Dow Jones or convert from an ineligible share or organizational type to an eligible type do not need to trade on an eligible U.S. exchange for 12 months before being considered for addition.

•	Sector Classification. Sector balance, as measured by a comparison of each GICS® sector’s weight in the applicable S&P U.S. Index with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the S&P U.S. Indices. The S&P Total Market Index is a float-adjusted market capitalization-weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

Exceptions to the above criteria include:

•	Non-constituents that acquire constituents of an S&P U.S. Index, but do not fully meet all of the eligibility criteria, may still be added to an S&P U.S. Index at the discretion of the S&P Dow Jones’s U.S. index committee if the merger consideration includes the acquiring company issuing stock to target company shareholders, and the committee determines that the addition could mitigate turnover and enhance the representativeness of the relevant S&P U.S. Index as a market benchmark.
•	Current constituents of an S&P U.S. Index can be migrated from one S&P U.S. Index to another provided they meet the total company-level market capitalization eligibility criteria for the new index. Migrations from an S&P U.S. Index to another do not need to meet the financial viability, liquidity or 50% of the respective index’s total company-level minimum market capitalization threshold criteria.
•	Companies that are spun-off from current index constituents do not need to meet the outside addition criteria, but they should be considered U.S. domiciled for index purposes. At the discretion of the S&P Dow Jones’s U.S. index committee, a spin-off company may be retained in the parent stock’s index if the committee determines it has a TMC representative of the relevant S&P U.S. Index.

Calculation of the S&P U.S. Indices

The S&P U.S. Indices are FMC-weighted indices. On any given day, the index value of each S&P U.S. Index is the total FMC of that S&P U.S. Index’s constituents divided by its divisor. The FMC reflects the price of each stock in the relevant S&P U.S. Index multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude shares that are held by other publicly traded companies, government agencies or certain types of strategic shareholders from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term strategic shareholders, who often have interests such as maintaining control rather than securing the shorter-term economic fortunes of the company. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital and special equity firms, asset managers and insurance companies with direct board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant S&P U.S. Index calculation.

Divisor. Continuity in index values of each S&P U.S. Index following the implementation of corporate actions, index rebalancing events or other non-market driven actions is maintained by adjusting its divisor. Any change to the stocks in the relevant S&P U.S. Index that alters the total market value of the index while holding stock prices constant will require a divisor adjustment. These changes include additions to and deletions from the relevant S&P U.S. Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of each S&P U.S. Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that S&P U.S. Index. The divisor of each S&P U.S. Index is adjusted such that the index value of that S&P U.S. Index at an instant just prior to a change in base capital equals the index value of that S&P U.S. Index at an instant immediately following that change.

Maintenance of the S&P U.S. Indices

S&P Dow Jones believes turnover in index membership should be avoided when possible. At times a stock included in an S&P U.S. Index may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to an S&P U.S. Index, not for continued membership. As a result, an S&P U.S. Index constituent that appears to violate criteria for addition to that index is not deleted unless ongoing conditions warrant an index change. When a stock is removed from an S&P U.S. Index, S&P Dow Jones explains the basis for the removal.

Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are typically announced with at least three business days’ advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones’s U.S. index committee.

Deletion from an S&P U.S. Index. Deletions from an S&P U.S. Index occur as follows:

•	A company is deleted from an S&P U.S. Index if it is involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria. A company delisted as a result of a merger, acquisition or other corporate action is removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the applicable S&P U.S. Index until trading resumes, at the discretion of S&P Dow Jones’s U.S. index committee. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.
•	A company that substantially violates one or more of the eligibility criteria may be deleted at the S&P Dow Jones’s U.S. index committee’s discretion.

Any company that is removed from an S&P U.S. Index (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its removal date before being screened for the eligibility criteria.

Share and IWF Updates. Share/IWF changes are implemented either annually, quarterly or on an accelerated schedule following the relevant event depending on the nature of the change as explained below.

•	Mandatory Action. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits and mandatory distributions, are not subject to a minimum threshold for implementation. In order to minimize index turnover, any IWF changes resulting from such mandatory actions are implemented based on the pre-event IWFs of the securities involved.
•	Accelerated Implementation Rule. Material share/IWF changes resulting from certain non-mandatory corporate actions follow an accelerated implementation rule with sufficient advance notification. The accelerated implementation rule is intended to reduce turnover intra-quarter while also enhancing opportunities for index trackers to take advantage of non-mandatory material liquidity events.

•	Quarterly Review. Non-material share/IWF changes are reviewed quarterly, effective after the close of the third Friday of the third month in each calendar quarter and as per below. At each quarterly review, shares outstanding are updated to the latest publicly available filings as of the rebalancing reference date. At each quarterly review, IWF changes are made only if there is a share change of at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.
•	Annual Review. Other than the situations described above, IWFs changes are only made at the annual IWF review based on the most recently available data filed with various regulators and exchanges.

Share/IWF Reference Date and Freeze Period. A reference date, after the market close five weeks prior to the third Friday in March, June, September and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rule. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e., March, June, September and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for FMC indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9, and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed, and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Companies that are the target of cash M&A events, and if publicly available guidance indicates the event is expected to close by quarter end, may have their share count frozen at their current level for rebalancing purposes.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion.

Corporate Action Adjustments. The table below summarizes the treatment of certain corporate actions.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the market capitalization of the relevant S&P U.S. Index causes a divisor adjustment.

Deletion

The weights of all stocks in the relevant S&P U.S. Index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the market capitalization of that S&P U.S. Index.

Corporate Action	Treatment
Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the relevant S&P U.S. Index. The change to the market capitalization of that S&P U.S. Index causes a divisor adjustment.

Split/reverse split	Shares outstanding are adjusted by the split ratio. Stock price is adjusted by the split ratio. There is no change to the market capitalization of the relevant S&P U.S. Index and no divisor adjustment.

Spin-off

Generally, the spin-off is added to the relevant S&P U.S. Index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date, the spin-off will have the same attributes and capping adjustment factor as its parent company and will remain in that S&P U.S. Index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

However, if the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in the market capitalization of the relevant S&P U.S. Index will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the relevant S&P U.S. Index. A net change to the market capitalization of that S&P U.S. Index causes a divisor adjustment.

Ordinary dividend	When a company pays an ordinary cash dividend, the relevant S&P U.S. Index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to that S&P U.S. Index.

Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the market capitalization of the relevant S&P U.S. Index causes a divisor adjustment.

Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption that the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in the market capitalization of the relevant S&P U.S. Index causes a divisor adjustment.

Governance of the S&P U.S. Indices

The S&P U.S. Indices are maintained by S&P Dow Jones’s U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’s staff. The index committee meets monthly. At each meeting, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the S&P U.S. Indices to the market, companies that are being considered as candidates for addition to an S&P U.S. Index and any significant market events. In addition, the index committee may revise index policies.

Background on SOFR

SOFR is published by the Federal Reserve Bank of New York (the “FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, and the U.S. Department of the Treasury’s Office of Financial Research, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this underlying supplement.

Supplemental Terms of the Notes

The following supplemental terms of the notes supplement, and to the extent they are inconsistent, supersede, the description of the general terms of the notes set forth in the accompanying product supplement. Except as noted below, capitalized terms used in this section without definition are as defined in “The MerQube U.S. Large Cap Volatility Plus Index” above.

Postponement of a Determination Date

Notes Linked Solely to the Index

Notwithstanding any contrary provision in the accompanying product supplement, for notes linked solely to the Index, the following provisions will apply. If a Determination Date (as defined in the accompanying product supplement) is a Disrupted Day (as defined in the accompanying product supplement), the applicable Determination Date will be postponed to the immediately succeeding scheduled trading day that is not a Disrupted Day.

In no event, however, will any Determination Date be postponed to a date that is after the applicable Final Disrupted Determination Date (as defined in the accompanying product supplement). If a Determination Date is or has been postponed to the applicable Final Disrupted Determination Date and that day is a Disrupted Day, the calculation agent will determine the closing level of the Index for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official closing level of the Constituent (or, if a market disruption event or a non-trading day that affected the Constituent has occurred, the calculation agent’s good faith estimate of the closing level of the Constituent that would have prevailed but for that market disruption event or non-trading day) on that Final Disrupted Determination Date.

Notes Linked to the Index and Other Reference Assets

If the notes are linked to the Index and other reference assets, the provisions relating to postponement of a Determination Date as set forth in the accompanying product supplement will apply, except that if a Determination Date is or has been postponed to the applicable Final Disrupted Determination Date and, on that day, the closing level of the Index has not been established in accordance with the postponement provisions of the accompanying product supplement that apply prior to the applicable Final Disrupted Determination Date, the closing level of the Index for that Determination Date will be determined by the calculation agent on the applicable Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official closing level of the Constituent (or, if a market disruption event or a non-trading day that affected the Constituent has occurred, the calculation agent’s good faith estimate of the closing level of the Constituent that would have prevailed but for that market disruption event or non-trading day) on that Final Disrupted Determination Date.

Additional Defined Terms

Notwithstanding any contrary definition in the accompanying product supplement, with respect to the Index or any relevant successor index, a “scheduled trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which:

(a)	each of the following exchanges is scheduled to be open for trading for their respective regular trading sessions: the relevant exchange for the Constituent and the principal options and futures exchanges relating to the Constituent; and
(b)	banking institutions in the City of New York are not scheduled to be authorized or required by law, regulation or executive order to close.

Notwithstanding any contrary definition in the accompanying product supplement, with respect to the Index or any relevant successor index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which:

(a)	trading is generally conducted on the relevant exchange for the Constituent and the principal options and futures exchanges relating to the Constituent; and
(b)	banking institutions in the City of New York are not otherwise authorized or required by law, regulation or executive order to close.

Notwithstanding any contrary definition in the accompanying product supplement, “relevant exchange” means, with respect to the Constituent, the primary exchange or market of trading for the exchanged-traded fund referenced by the Constituent (the “Underlying ETF”).

Market Disruption Events

Notwithstanding any contrary provision in the accompanying product supplement, the following provisions will apply to notes linked in whole or in part to the Index. With respect to the Index or any relevant successor index (as defined in the accompanying product supplement), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)	any suspension of, or limitation on, trading imposed by the relevant exchange for the Constituent;
(2)	a failure by the sponsor for the Index (or the successor index) to calculate and publish the official closing level of the Constituent included in the Index (or the successor index) on any day upon which the official closing level of the Constituent is scheduled to be calculated and published by the sponsor of the Index;
(3)	any other event has occurred that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the Underlying ETF or any securities that compose 20% or more of the level of its underlying index;
(4)	the closure of the relevant exchange for the Constituent prior to its scheduled closing time unless such earlier closing time is announced at least one hour prior to the actual closing time;
(5)	the failure of the relevant exchange for the Constituent to open;
(6)	the closure of a material number of leading commercial banks in the City of New York prior to their scheduled weekday closing time;
(7)	the failure of the sponsor of the Index (or that successor index) to calculate and publish the official closing level of the Index (or that successor index),

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with the Issuer’s ability or the ability of any of its affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

A limitation on the hours or number of days of trading will not constitute a market disruption event with respect to the Index or any relevant successor index if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

Discontinuation of the Index; Alteration of Method of Calculation

The provisions relating to the discontinuation of an index as set forth in the accompanying product supplement will apply, except that, if the calculation agent is to determine the closing level of the Index for any day because no successor index is available at that time, or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that day, then the closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or that successor index, as applicable, last in effect prior to that discontinuation.